SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14

                               Fresh Brands, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     5.   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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     1.   Amount Previously Paid:

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     3.   Filing Party:

     4.   Date Filed:

                                                          FRESH BRANDS, INC.
        [GRAPHIC OMITTED]                                 2215 Union Avenue
        Fresh Brands Inc.                             Sheboygan, Wisconsin 53081
Building Strong Supermarket Brands

                                                        NOTICE OF 2002 ANNUAL
                                                       MEETING OF SHAREHOLDERS
                                                      TO BE HELD ON MAY 22, 2002

Dear Fellow Shareholder:

     We invite you to attend our 2002 annual meeting of shareholders on May 22, 2002 at 3:00 P.M. in the Lake Michigan Room of the American Club, located at Highland Drive in Kohler, Wisconsin. A map is provided on the following page to assist you in locating the American Club.

     As we describe in our accompanying proxy statement, if you held shares of our common stock on March 15, 2002, you will be entitled to vote at the annual meeting on the election of three directors and any other business that may properly come before our annual meeting.

     We have enclosed a proxy card and our 2001 annual report along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend our annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you like.

     Thank you for your continued support. We look forward to seeing you at our annual meeting.

                                       Sincerely,
                                       FRESH BRANDS, INC.

                                       /s/ Armand C. Go

                                       Armand C. Go
                                       Vice President, Chief Financial Officer,
                                       Treasurer and Secretary
Sheboygan, Wisconsin
April 12, 2002

                Important Information for Shareholders Attending
                   The Fresh Brands, Inc. 2002 Annual Meeting

                                    3:00 p.m.
                             Wednesday, May 22, 2002
                                The American Club
                               444 Highland Drive
                                Kohler, Wisconsin












                                      [Map]












                                   DIRECTIONS:

                        From the Milwaukee area via I-43:
   Exit at Highway 23 (Exit 126) and proceed west 2/3 of a mile to Highway Y, then south (right) on Highway Y to the American Club.


                            From the North via I-43:
          Exit at Highway 23 (Exit 126) and proceed west to Highway Y, then south (right) on Highway Y to the American Club.

                           FREQUENTLY ASKED QUESTIONS

Q:   Why did I receive this proxy statement?

     Our board of directors has sent you this proxy statement starting on or about April 12, 2002 to ask for your vote, as a Fresh Brands shareholder, on certain matters to be voted on at our upcoming annual shareholders' meeting.

Q:   What am I voting on?

     You will vote on the election of three directors. Our board of directors is not aware of any other matter that will be presented for your vote at the annual meeting.

Q:   Do I need to attend the annual meeting in order to vote?

     No. You can vote either in person at the annual meeting or by completing and mailing the enclosed proxy card.

Q:   What happens if I sign and return my proxy card but do not mark my vote?

     If you return a signed proxy card without indicating whether you wish to vote for or against the proposals, Walter G. Winding and Elwood F. Winn, as proxies, will vote your shares to elect the board's nominees for directors.

Q:   What percentage of Fresh Brands' votes do directors and officers own?

     Approximately 7.5% of our shares in total, as of the record date, are controlled by our directors and officers. See below for more details.

Q:   Who is entitled to vote?

     You are entitled to vote at the annual meeting if you owned shares as of the close of business on the March 15, 2002 record date. You will be entitled to one vote for each share of our common stock you owned on the record date.

Q:   Who will count the votes?

     U.S. Bank, N.A., our transfer agent and registrar, will count the votes and act as inspector of elections at the annual meeting. The address for the transfer agent and registrar is Corporate Trust Department, 1555 North Rivercenter Drive, Suite 301, Milwaukee, Wisconsin 53212.

Q:   How many shares of Fresh Brands' stock are entitled to vote?

     A total of 5,163,737 shares of common stock will be entitled to vote at the annual meeting.

Q:   What is the address and telephone number of Fresh Brands?

     The address of the principal executive office of Fresh Brands, Inc., is 2215 Union Avenue, Sheboygan, Wisconsin 53081 and its phone number is (920) 457-4433.

Q:   What constitutes a quorum?

     A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the shares of our common stock entitled to be cast will represent a quorum. As a result, at least 2,581,869 shares must be present at the annual meeting before we can take the actions called for at the meeting.

                           FREQUENTLY ASKED QUESTIONS


Q:   Who are the largest shareholders?

     Investors holding 5% or more of our outstanding common stock are:

     1)   Franklin Resources, Inc. - 14.7%

     2)   Fresh Brands Distributing, Inc. Retirement Savings Plan - 14.6%

     3)   FMR Corp. - 7.6%

     4)   Delphi Management, Inc. - 7.2%

     5)   Dimensional Fund Advisors,
          Inc. - 6.9%

     6)   Frank Russell Company - 6.3%

Q:   What do I need to do now?

     Just mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the annual meeting. The meeting will take place on May 22, 2002, at 3:00 P.M. in the Lake Michigan Room of the American Club, located on Highland Drive in Kohler, Wisconsin.

Q:   Can I revoke my proxy after it is returned?

     Yes, you may revoke your proxy at any time before it is exercised by giving notice thereof to the company in writing or in open meeting. If you have executed a proxy and attend the annual meeting, your presence at the annual meeting does not, in itself, revoke your proxy.


                              ELECTION OF DIRECTORS

     At the annual meeting, shareholders will elect three directors to hold office until the annual meeting held in 2005. The board has nominated Martin Crneckiy, Jr., R. Bruce Grover and Elwood F. Winn, each of whom currently serves as a shareholder-elected director. Walter G. Winding and Elwood F. Winn, as proxies, intend to vote for the election of all of the board's nominees. They will also vote for another person that our board may recommend in the event that a nominee becomes unable to serve as a director before the annual meeting.

     Under Wisconsin law, shareholders elect directors by a plurality of the votes cast. This means that the nominees receiving the largest number of votes, even if less than a majority, will be elected as directors. Any shares that are not voted, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

     Our board of directors recommends a vote for Martin Crneckiy, Jr., R. Bruce Grover and Elwood F. Winn.

     The tables set forth below list certain information about our board of directors and the board committees on which our directors serve, as well as how many times the board and each committee met in 2001.

Class I - Nominees for Election at the Annual Meeting
--------------------------------------------------------------------------------------------------------------------------
                                                                                                       Stock     Strategic
                                                      Executive  Nominating    Audit    Compensation   Option    Planning
                Board Member                   Board  Committee  Committee   Committee   Committee    Committee  Committee
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
Martin Crneckiy, Jr. (56), a director since
1989; Executive Vice President of The
Vollrath Company, L.L.C. - a manufacturer of     X                    X          X*           X           X          X
stainless steel and plastic wares and light
equipment for the international food service
industry
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
R. Bruce Grover (66), a director since 1989;
President and Chief Executive Officer of VPI,
LLC - a manufacturer of solid vinyl floor        X                    X          X            X*          X*
products, custom extruded sheets and sound
barrier materials for automotive applications
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
Elwood F. Winn (51), a director since 2000;
President and Chief Executive Officer(1)         X        X*          X
--------------------------------------------------------------------------------------------------------------------------


Class II - Directors Whose Terms Expire in 2003
--------------------------------------------------------------------------------------------------------------------------
                                                                                                       Stock     Strategic
                                                      Executive  Nominating    Audit    Compensation   Option    Planning
                Board Member                   Board  Committee  Committee   Committee   Committee    Committee  Committee
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
Michael R. Houser (50), a director since
1992; Vice Chairman of the Board, Executive      X        X
Vice President and Chief Marketing Officer(1)
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
Bruce J. Olson (52), a director since 1999;
Group Vice President and a director of The
Marcus Corporation - owner and operator of       X                    X                       X           X          X*
limited service lodging inns, hotels, resorts
and movie theatres
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
Walter G. Winding (60), a director since
1999; Chairman of the Board; owner and Chief     X*       X           X*                      X                      X
Executive Officer of Winding and Company - a
business consulting firm
--------------------------------------------------------------------------------------------------------------------------


Class III - Directors Whose Terms Expire in 2004
--------------------------------------------------------------------------------------------------------------------------
                                                                                                       Stock     Strategic
                                                      Executive  Nominating    Audit    Compensation   Option    Planning
                Board Member                   Board  Committee  Committee   Committee   Committee    Committee  Committee
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
William K. Jacobson (51), a director since
1996; Senior Vice President - Retail
Operations and Development and Assistant         X        X
Secretary of Fresh Brands Distributing, Inc.,
one of our subsidiaries(1)
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
Steven R. Barth (43), a director since 1998;
Partner in the law firm of Foley & Lardner       X                    X          X            X
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
G. William ("Bill") Dietrich (56), a director
since 2001; President, Chief Executive
Officer and director of Onyx North America
Corp. - provides a variety of environmental      X                    X          X            X           X          X
services, including waste collection,
transfer, recycling and disposal services
---------------------------------------------  -----  ---------  ----------  ---------  ------------  ---------  ---------
Meetings held in 2001                            7       21           2          2            5           2          2
--------------------------------------------------------------------------------------------------------------------------
* Denotes Chairman

     1)  Because the company operates as a holding company, Messrs. Winn, Houser and Jacobson are also directors and officers of certain of the company's subsidiaries.

     All of our directors have held the positions indicated on the preceding charts for at least the last five years, except that:

     o All references to service as a director or officer prior to June 2001 are to service as a director or officer of Schultz Sav-O Stores, Inc. (now Fresh Brands Distributing, Inc.). Schultz Sav-O Stores, Inc. was our predecessor prior to the creation of our holding company structure in June 2001;

     o William K. Jacobson was our Senior Vice President - Retail Operations from March 1996 until June 1998;

     o Michael R. Houser was our Senior Vice President - Marketing and Merchandising from April 1991 until January 1998, became our Executive Vice President in January 1998, became our Chief Marketing Officer in May 2000 and became our Vice Chairman of the Board in December 2000;

     o Elwood F. Winn was President and Chief Executive Officer of Certified Grocers Midwest Inc. ("CGM") from February 1992 to October 1998, a consultant to CGM from October 1998 until September 1999, our Senior Vice President - Strategic Planning from September 1999 until May 2000 and our Executive Vice President, Chief Financial Officer and Secretary from May 2000 until December 2000; and

     o Walter G. Winding, who serves as an independent director and Chairman of the Board, became our Chairman of the Board in December 2000.

The Executive Committee

     The Executive Committee acts on behalf of the board between board meetings to the extent allowed by Wisconsin law. Under Wisconsin law, the Executive Committee may not:

     o    authorize distributions to our shareholders;

     o approve any action that requires shareholder approval under Wisconsin law;

     o recommend to shareholders any action that requires shareholder approval under Wisconsin law;

     o    fill vacancies on our board of directors;

     o fill vacancies on any committee of our board of directors, except the Executive Committee;

     o    amend our articles of incorporation;

     o    adopt, amend or repeal our bylaws;

     o approve a plan of merger that does not require shareholder approval under Wisconsin law;

     o authorize or approve the reacquisition of shares of our stock, except according to a formula or method adopted by our board of directors; or

     o except as authorized to do so within prescribed limits by our board of directors, (i) authorize or approve the issuance or sale of our stock,
          (ii) enter into a contract to issue or sell our stock, or (iii) determine the designation and relative rights, preferences or limitations of a class or series of shares of our stock.

The Nominating Committee

     The Nominating Committee's principal functions include:

     o    recommending criteria for board members;

     o    identifying prospective candidates for board membership; and

     o    recommending candidates for each of the board's committees.

     The Nominating Committee recommends and the board selects the director nominees to stand for election at the company's annual meetings of shareholders and to fill vacancies occurring on the board. The Nominating Committee will consider nominees recommended by shareholders, but has no established procedures which shareholders must follow to make a recommendation. Our bylaws also provide for shareholder nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the bylaws) in writing to our secretary. The shareholder's notice must contain information relating to the nominee which is required to be disclosed by the company's Bylaws and the Securities Exchange Act of 1934.

The Audit Committee

     All of the members of our Audit Committee are "independent directors," as defined by the Nasdaq rules applicable to members of our Audit Committee. The Audit Committee's principal functions include:

     o annually recommending a firm of independent public accountants to act as our auditing firm for the coming year;

     o reviewing areas of financial risk that could have a material adverse effect on our results of operations and financial condition with our principal accounting officers and independent public accountants;

     o reviewing annual audit plans with our principal accounting officers and independent public accountants;

     o reviewing our policies as to officers' conflicts of interest with our principal accounting officers and independent public accountants;

     o reviewing plans to engage our independent public accountants for any non-audit professional services;

     o obtaining from our independent public accountants a written statement of the non-auditing relationships between the auditors and the company;

     o reviewing the company's and independent public accountants' evaluations regarding the independence of our public accountants; and

     o reviewing, in consultation with our principal accounting officers and independent public accountants, financial reporting and accounting practices of comparable companies that differ from our own.

The Compensation Committee

     The  Compensation Committee's principal functions include:

     o    evaluating and setting cash compensation levels for our officers;

     o reviewing and establishing the employee benefits we offer to our officers;

     o    determining our officers' annual bonuses; and

     o reviewing our compensation policies for board members who are not employees.

The Stock Option Committee

     The Stock Option Committee's principal functions include:

     o evaluating and granting stock options and other equity incentives to our directors, officers and other employees; and

     o    administering our equity incentive plans.

The Strategic Planning Committee

     The Strategic Planning Committee works closely with our key management personnel to review the development and execution of our long- and short-term strategic goals and plans. The Strategic Planning Committee meets with our key management personnel at least once a year to review the progress we have made toward attaining these plans and goals.

     In 2001, under the direction and guidance of our Strategic Planning Committee, our management undertook a comprehensive review of the company's strategic plans and developed our plan to increase shareholder value over the long-term by aggressively growing the company by acquiring additional brands and expanding our geographic reach to increase shareholder value over the long-term. The Strategic Planning Committee met with our management twice during 2001 to review and provide feedback regarding our plans and goals as they were being developed.

Stock Ownership of Management and Others

     The following table describes certain information, as of the record date, regarding the beneficial ownership of our common stock held by:

     o each person or entity that we know beneficially owns more than 5% of our common stock;

     o each of our directors and those of our executive officers who are named in the Summary Compensation Table under "Summary Compensation Information;" and

     o    all of our directors and named executive officers as a group.

     We believe that, as of the record date, all of the people listed below have sole voting and investment power over the listed shares, except as indicated otherwise in the accompanying footnotes.

     Name of Individual or Entity                Shares     Percentage(1)
     ----------------------------                ------     -------------

     Franklin Resources, Inc.(2)                758,100          14.7%
     Fresh Brands Distributing, Inc.
      Retirement Savings Plan(3)                751,771          14.6%
     FMR Corp.(4)                               392,100           7.6%
     Delphi Management, Inc.(5)                 371,250           7.2%
     Dimensional Fund Advisors Inc.(6)          355,050           6.9%
     Frank Russell Company(7)                   325,650           6.3%
     Michael R. Houser(8)                       120,061           2.3%
     William K. Jacobson(9)                      91,900           1.8%
     Thomas J. Timler(10)                        46,006            *
     Elwood F. Winn(11)                          40,405            *
     Armand C. Go(12)                            22,022            *
     Walter G. Winding(13)                       21,810            *
     Martin Crneckiy, Jr.(14)                    18,085            *
     R. Bruce Grover(15)                         15,085            *
     G. William Dietrich(16)                     12,564            *
     Bruce J. Olson(17)                          11,693            *
     Steven R. Barth                              5,375            *

     All current directors and executive
      officers as a group (11 persons)(18)      405,006           7.5%
     --------------------------------------
     *    Indicates less than 1%

     1. For individuals who hold rights to acquire shares of stock upon exercise of stock options, the percentages indicated reflect inclusion of certain of these shares as described in the appropriate footnotes below as well as the increase in the total number of shares of common stock outstanding that would result from their exercise of those options.

     2. We obtained the share amount listed from the Schedule 13G, dated February 14, 2002, filed with the SEC. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

     3. We obtained the share amount listed from the Schedule 13G, dated February 13, 2002, filed by the Fresh Brands Distributing, Inc. Retirement Savings Plan with the Securities and Exchange Commission. The listed shares were held by Marshall & Ilsley Trust Company ("M&I"), as trustee for our Retirement Savings Plan. Retirement Savings Plan participants have investment power over the listed shares held by the Retirement Savings Plan that are allocated to their accounts. A Plan Administrative Committee, consisting of William K. Jacobson, Armand C. Go, Michael G. Isken and Nadine A. Becker, administers the Retirement Savings Plan and shares voting power for the shares listed with the participants in the Retirement Savings Plan in that the Plan Administrative Committee is entitled to vote shares when participants have provided no voting instructions. The address of M&I is 770 North Water Street, Milwaukee, Wisconsin 53202. The address for the individual members of the Plan Administrative Committee is c/o Fresh Brands, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. See "Executive Compensation--Report on Executive Compensation."

     4. We obtained the share amount listed from the amended Schedule 13G, dated February 14, 2002, filed with the SEC. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

     5. We obtained the share amount listed from the Form 13F, dated April 1, 2002, filed with the SEC. The address of Delphi Management, Inc. is 50 Rowes Wharf #540, Boston, Massachusetts 02110.

     6. We obtained the share amount listed from the amended Schedule 13G, dated January 30, 2002, filed with the SEC. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

     7. We obtained the share amount listed from the Form 13F, dated January 25, 2002, filed with the SEC. The address of Frank Russell Company is 909 A Street, Tacoma, Washington 98402.

     8. The share amount listed includes (a) 33,233 shares allocated to Mr. Houser's account in the Retirement Savings Plan as of December 29, 2001; (b) 74,333 shares covered by stock options that will be exercisable within 60 days following the record date; and (c) 1,080 shares held as joint tenant with his wife.

     9. The share amount listed includes (a) 48,900 shares allocated to Mr. Jacobson's account in the Retirement Savings Plan as of December 29, 2001; and (b) 43,000 shares covered by stock options that will be exercisable within 60 days following the record date.

     10. The share amount listed includes (a) 11,890 shares allocated to Mr. Timler's account in the Retirement Savings Plan as of December 29, 2001; and (b) 33,000 shares covered by stock options that will be exercisable within 60 days following the record date.

     11. The share amount listed includes (a) 2,072 shares allocated to Mr. Winn's account in the Retirement Savings Plan as of December 29, 2001; and (b) 38,333 shares covered by stock options that will be exercisable within 60 days following the record date.

     12. The share amount listed includes (a) 689 shares allocated to Mr. Go's account in the Retirement Savings Plan as of December 29, 2001; and
          (b) 21,333 shares covered by stock options that will be exercisable within 60 days following the record date.

     13. The share amount listed includes (a) 18,333 shares which Mr. Winding can acquire by exercising stock options that will be exercisable within 60 days following the record date; and (b) 1,784 shares held as joint tenant with his wife.

     14. The share amount listed includes (a) 10,000 shares which Mr. Crneckiy can acquire by exercising stock options that will be exercisable within 60 days following the record date; and (b) 3,600 shares held as joint tenant with his wife.

     15. The share amount listed includes 10,000 shares which Mr. Grover can acquire by exercising stock options that will be exercisable within 60 days following the record date.

     16. The share amount listed includes 10,000 shares which Mr. Dietrich can acquire by exercising stock options that will be exercisable within 60 days following the record date

     17. The share amount listed includes 10,000 shares which Mr. Olson can acquire by exercising stock options that will be exercisable within 60 days following the record date.

     18. The share amount listed includes 268,332 shares issuable under stock options exercisable within 60 days of the record date and 96,784 shares beneficially held by the named executive officers in the Retirement Savings Plan as of December 29, 2001.

                             AUDIT COMMITTEE REPORT

     Our management is responsible for the company's financial reporting process, including its system of internal controls, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The company's independent auditors in 2001, Arthur Andersen, were responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the Company's financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. We have also relied on the representations of Arthur Andersen included in its report on the company's 2001 financial statements. Our discussions with management and Arthur Andersen do not assure that the company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards or that Arthur Andersen is in fact "independent."

     Our Audit Committee reviewed and discussed the company's 2001 audited financial statements with Arthur Andersen and the company's management. In connection with this review and discussion, our Audit Committee separately discussed with the company's management and independent auditors the quality and adequacy of the company's internal controls. We also discussed with Arthur Andersen all communications required by Statement on Auditing Standards No. 61 (SAS 61). SAS 61 requires independent auditors to communicate to audit committees matters related to the conduct of the audit, including: (a) the selection of, and changes in, significant accounting policies; (b) the methods used to account for significant unusual transactions; (c) the effect of significant accounting policies in controversial or emerging areas; (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusion regarding the reasonableness of those estimates; (e) significant adjustments arising from the audit; (f) disagreements with management over the application of accounting principles; (g) the basis for management's accounting estimates; and (h) the disclosures in the financial statements. Arthur Andersen reported to our Committee that, based on its audit procedures, it believed that the company's internal controls are adequate and sufficient.

     Our Committee also received a written report and a letter from Arthur Andersen disclosing all relationships between the company and Arthur Andersen that, in its professional judgment, may reasonably be thought to bear on its independence. Arthur Andersen's letter advised our Committee that it provided $134,500 of audit services to the company in 2001. Arthur Andersen's letter further advised our Committee that it provided about $19,000 of management information systems design and implementation consulting services to the company in 2001. Finally, Arthur Andersen's letter advised our Committee that it provided $322,000 of other services to the company in 2001, including services provided in connection with the company's acquisition due diligence, benefit plan audits, accounting consultation, tax advice and assistance with registration statements and consents. Arthur Andersen discussed its letter with the Committee and advised the Committee that it did not believe its audit was impaired by its provision of such other non-audit related services, particularly in view of the relationship of the related fees to its annual revenues. As a result, Arthur Andersen confirmed that, as of February 28, 2002, it was an independent accountant with respect to the company within the meaning of the Securities Act administered by the SEC and the requirements of the Independence Standards Board. We considered whether Arthur Andersen's provision of non-audit services was compatible with maintaining its independence with respect to the company. Based on our discussions with management and Arthur Andersen, as well as our review of the representations of management and the report of Arthur Andersen to us, we recommended to the Board of Directors that the company's audited consolidated financial statements at and for the year ending December 29, 2001 be included in the company's Annual Report on

Form 10-K for its fiscal year ended December 29, 2001 filed with the Securities and Exchange Commission.

     In light of the recent public controversy, government investigations and indictment, and litigation resulting from the bankruptcy of Enron Corp. and Arthur Andersen's role in providing audit and non-audit services to Enron, as well as the subsequent actions allegedly taken by the Houston office of Arthur Andersen, both our Board of Directors and Audit Committee carefully evaluated whether or not to retain Arthur Andersen as the company's independent auditors in 2002. These evaluations took place at our Audit Committee meetings on December 13, 2001 and February 28, 2002 and at our Board of Directors meetings on December 13, 2001, January 30, 2002 and March 12, 2002. After careful consideration at these various meetings, both our Board and Committee decided to retain Arthur Andersen as the company's independent auditors for 2002. At the time we made these decisions, we believed that the representatives of the Milwaukee office of Arthur Andersen who provide audit and non-audit services to the company possess a very high degree of integrity, experience and expertise; possess indepth knowledge of our company and its industry; and provide significant value-added advice and guidance to our company, management and Board of Directors. However, our Board of Directors, Audit Committee and management realize that the future of Arthur Andersen is, as of the date of this report, subject to a high degree of speculation and uncertainty. As a result, we may determine that, depending upon the nature, scope and implications of subsequent further developments with respect to Arthur Andersen's future, it may be in the best interests of our company and its shareholders to retain another public accounting firm to serve as the company's independent auditors. Our Board of Directors has authorized our management to prepare a contingency plan and selection and evaluation process for exploring the retention of another auditing firm if and when our Board decides that such action is in the best interests of our company and its shareholders. Moreover, as a result of these highly unusual and rapidly evolving circumstances, and in order not to limit its alternatives, our Board decided not to submit its reappointment of Arthur Andersen as the company's 2002 independent auditors for shareholder ratification at the upcoming annual shareholders meeting. At the annual meeting, we will update you on the then current situation with respect to our independent auditors.

     Also, as a result of the recent additional SEC guidance and public comment on audit committee practices, we took action at our Committee meeting on February 28, 2002 to recommend certain amendments to our Audit Committee charter, which were unanimously approved by our Board at its meeting on March 12, 2002. Our amended charter is attached to this proxy statement. Our Committee and Board also decided that, because Mr. Barth's firm and Mr. Winding provide ongoing services to the company, in order to avoid any potential appearance of a conflict of interest arising from their continued role as both serving on our Audit Committee and acting as ongoing service providers to the company, Mr. Barth voluntarily withdrew as our Committee's Chairman (although he will remain on the Committee as a member) and Mr. Winding voluntarily stepped down from the Committee. Based on the unanimous recommendation of our Committee, Mr. Crneckiy was unanimously appointed by our Board as our new Audit Committee Chairman.

     This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:


Martin Crneckiy, Jr., Chairman
Steven R. Barth
G. William Dietrich
R. Bruce Grover

                             EXECUTIVE COMPENSATION

     Our Compensation Committee of the Board of Directors evaluates and establishes the compensation of our executive officers. As part of our ongoing efforts to help ensure that our executive compensation policies are as effective as possible in achieving the company's goals and objectives, in 2001 we conducted an extensive review and analysis of our overall executive compensation philosophies, strategies, goals and objectives, as well as of each of the various elements of our executive compensation package. We retained an outside executive compensation specialist to assist us in our analysis, help us compare our compensation policies and packages to those of our peers and other similar companies and provide us with his advice and recommendations. As part of this process, we analyzed and discussed information regarding the salaries, bonuses, stock option grants and other compensation and benefits received by the executive officers of other publicly-traded food wholesalers and retailers and other similarly situated companies. Based on our analysis and evaluation, and the advice and recommendations of our executive compensation specialist, we made several changes to our executive compensation program effective beginning in 2002.

     Our executive compensation package consists of four principal components: base salary, annual incentive bonus eligibility, annual stock option grants, and other complimentary compensation and employee benefits. As part of our comprehensive executive compensation review, we focused on structuring each individual component of the company's executive compensation - as well as the company's entire executive compensation package - in a manner that more closely aligned the economic interests of our management with the economic interests of our shareholders. We did this by making a substantial part of the company's executive compensation package dependent upon its achievement of specific annual corporate financial performance objectives, and by tying our executives' long-term compensation potential to future increases in the company's stock price. Since we are firm believers in performance-based compensation, we decided that this philosophy could best be implemented by establishing combined annual salary and bonus levels at amounts designed to be above relative median market compensation levels when the company's financial performance meets or exceeds our targeted objectives, and below median market compensation levels when the company's financial performance does not meet our targets. Additionally, by making stock option grants the principal long-term component of our executive compensation package, we believe we've directly linked our executives' realization of benefits from these option grants to future increases in the intrinsic value of our company. At least conceptually, we believe that shareholder value should be driven principally by the company achieving its targeted financial performance goals.

     Finally, as a result of our compensation review, we adopted the following new formal executive compensation policy:

     Our executive compensation program is designed to:

     o    attract, retain and motivate key officers;

     o encourage a focus on strategic objectives which will result in superior current and long-term financial performance;

     o compensate officers above median market levels when financial performance is superior and below median market levels when financial performance is below the peer group;

     o    link long-term incentives to increasing shareholder value; and

     o allow consideration of the positive or negative effects of extraordinary events on financial performance.

Salary

     Base salary is the largest portion of the cash compensation package received by each of our executives. After extensive analysis and consideration, and consistent with our executive compensation philosophy, beginning in fiscal 2002, we have set each executive's salary at or below the midpoint of the salary range paid to similarly situated executives at comparable companies. We decided that, by establishing annual base salaries at these relatively low levels, if the company does not achieve its targeted annual financial goals, then our executives will receive below market level cash compensation.

     Last year, in setting each executive's 2001 salary, we previously considered, among other things, the executive's (i) duties and responsibilities;
(ii) past performance at the company; and (iii) experience in our industry, as well as the salaries paid by our peers to executive officers with similar experience and responsibilities. In addition to these factors, we based the 2001 salary of Elwood F. Winn, our President and Chief Executive Officer, on his increased duties and responsibilities that accompanied his then new promotion to these executive positions, particularly in contrast to the substantially higher salary that had been paid to the company's former President, Chief Executive Officer and Chairman of the Board.

Annual Bonus

     As a result of our comprehensive review of our executive compensation package, we made several changes to the manner in which annual bonuses will be determined in the future. Beginning in 2002, each of our executive officers will be eligible to receive an annual cash bonus equal to a preestablished percentage of his base salary. These eligibility percentages range from 20% to 50% of the executive's base salary. Because we believe that the amount of annual bonuses should be directly linked to the company's achievement of its annual financial performance targets (which, in turn, we believe should fundamentally translate into increased shareholder value), we decided that 80% of each executive's potential bonus eligibility will be dependent upon whether the company meets or exceeds our preestablished annual earnings per share before tax goal for that year. Generally, this portion of each executive's potential bonus will not be paid unless the company's earnings per share before tax target is met or exceeded. However, we may decide to pay some or all of this eligible bonus amount if we determine that the company's earnings per share before tax target was not met as a result of extraordinary or unusual circumstances beyond the company's control. Additionally, if the company substantially exceeds its earnings per share before tax target, we may decide to increase the amount of bonuses paid to some or all of our executives. The remaining potential 20% of each executive's bonus eligibility will be dependent upon whether other specific predetermined individual and company goals and objectives have been met by the executive, as well as other subjective factors that we believe are appropriate.

     Our prior annual incentive bonus plan was used to determine 2001 bonuses, but will not be used in 2002 or in subsequent years. Our prior bonus plan established an annual variable bonus pool based on the company's achievement of increased net sales and certain specified levels of "economic value added." Economic value added was determined by calculating the difference between our annual net operating profit after tax and a preestablished target threshold investment return, which was based on our weighted average cost of capital. For 2001, a total bonus pool of approximately $360,000 was established under our prior annual incentive plan, with approximately $256,000 contributed as a result of the company's 2001 economic value added amount and approximately $104,000 as a result of a 4.2% increase in the company's 2001 net sales over 2000 (excluding the sales increase due to the Dick's acquisition). In accordance with the prior bonus plan, we distributed 25% of the total bonus pool to all eligible executive officers pro rata according to their relative salary levels. The remaining 75% of the bonus pool was distributed based on each executive's relative achievement of individual and group performance goals, as well as based on other subjective factors.

     We based Mr. Winn's 2001 bonus amount on (i) his prorata share of the bonus pool established under our prior annual incentive plan; (ii) the degree to which he achieved his individual goals and objectives; (iii) the degree to which the company achieved its financial and other strategic goals and objectives (including targeted levels of revenue, earnings and cash flow); (iv) the successful acquisition and integration of Dick's Supermarkets; (v) the substantial 92% increase in the company's stock price over the year from $10.75 per share to $20.61 per share; and (vi) his leadership in developing and beginning to implement the company's new aggressive strategic growth plan.

Long-Term Incentives - Stock Options

     Our Stock Option Committee, which includes all of the members of our Compensation Committee except Steven R. Barth and Walter G. Winding, annually grants stock options to our executives under our 1995 equity incentive plan. We use stock option grants to supplement the annual cash portion of our executive compensation package and to provide the long-term incentive compensation element of our executive compensation package. Since the value of stock options is inherently dependent upon the future market price appreciation of the company's underlying common stock, stock options will only provide our executive officers with economic value to the extent that the market price of the company's common stock increases. Thus, we believe that these stock option grants help further align the economic interests of our executive officers with those of our shareholders. We have historically granted options at 100% of the fair market value of the company's common stock's on the date of grant, with a term not to exceed ten years and with vesting in increments of one-third on each of the first, second and third anniversaries of the grant date.

     As a result of our comprehensive executive compensation review, our Stock Option Committee made several changes to our approach to determining the number of shares subject to each executive officer's annual stock option grant. Although not determinative, each executive officer's relative salary will serve as a base guideline for the number of shares subject to his annual option grant. We also intend to concentrate the relative size of option grants on the officers who we believe will have the greatest impact upon the company's future financial performance. In addition, our Stock Option Committee intends to continue to carefully analyze the total number of shares made subject to stock options granted each year to ensure that the goals of the 1995 equity incentive plan are realized without unnecessarily diluting our current shareholders. Finally, when determining the relative size of each officer's stock option grant, our Stock Option Committee will have broad discretion to consider a variety of other factors, including the factors listed below that influenced the options that were granted in 2001, as well as other subjective factors.

     Last year, our Stock Option Committee based its 2001 stock option grants principally on each executive officer's (i) relative position at the company;
(ii) increases (if any) in duties and responsibilities; (iii) existing and anticipated ability to directly impact corporate performance; (iv) relative level of cash compensation; (v) seniority; (vi) prior levels of stock option grants; (vii) options then currently held; and (viii) direct stock ownership. Each executive officer's individual initiatives and achievements over the prior year also affected the level of each officer's option grant.

     We believe that our 1995 equity incentive plan has been adopted, and is being administered, in accordance with the requirements of Internal Revenue Code
Section 162(m). Given the levels of compensation and benefits provided currently to our executive officers, we do not otherwise believe it is necessary to further conform or adjust our compensation policies, plans or practices to comply with the $1 million executive compensation deductibility cap imposed by Internal Revenue Code Section 162(m).

Other Compensation

     Our retirement savings plan is a qualified profit sharing plan that provides for supplemental income at retirement for all eligible salaried employees of Fresh Brands Distributing, Inc., one of our wholly-owned subsidiaries. The retirement benefits provided by the retirement savings plan for each participant are based upon the value of the participant's account balance at retirement. The retirement savings plan requires us to make an annual basic contribution which, when added to forfeitures for the year, is equal to 5% of the participant's salary for the year. We may also make an additional discretionary contribution as determined by our Board. Basic contributions to each participant's account are allocated on the basis of the participant's eligible compensation compared to the compensation of all participants for such year. Discretionary contributions are allocated in the same way, except that contributions to Social Security benefits are taken into account in the allocation of discretionary contributions. The discretionary contribution to the retirement savings plan in 2001 was approximately 8.0% of each participant's eligible compensation. The retirement savings plan permits pretax employee contributions pursuant to Internal Revenue Code Section 401(k). We provide a 25% matching contribution on pretax employee contributions up to 4% of pay. Most of our executive officers - including all of the named executive officers set forth below - have invested all, or a substantial portion, of their annual retirement savings plan allocations in shares of our common stock. At the end of 2001, our five executive officers named below, as a group, beneficially held 110,395 shares, or approximately 2.11% of our total outstanding common stock on the record date, in their accounts under the retirement savings plan. See "Stock Ownership of Management and Others." As part of our comprehensive executive compensation review, we studied the terms of our retirement savings plan and decided not to make any changes.

     We also maintain an executive benefit restoration plan, which is a supplemental benefit pension plan intended to provide benefits otherwise denied to participants under the retirement savings plan by reason of limitations imposed by the Internal Revenue Code. The executive benefit restoration plan provides benefit accruals on pay in excess of the amount able to be recognized by the retirement savings plan equivalent to the rate of our basic and discretionary contributions made under the retirement savings plan for the year. As part of our comprehensive executive compensation review, we studied the terms of our executive benefit restoration plan and decided not to make any changes.

     This report, the information herein and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:           By the Stock Option Committee:

R. Bruce Grover, Chairman                R. Bruce Grover, Chairman
Martin Crneckiy, Jr.                     Martin Crneckiy, Jr.
G. William Dietrich                      G. William Dietrich
Bruce Olson                              Bruce Olson
Walter Winding
Steven R. Barth

Summary Compensation Information

     The table below describes the compensation paid for the last three years to our current Chief Executive Officer and the four most highly compensated current officers of the company or one of its subsidiaries (other than the Chief Executive Officer).

                                           Summary Compensation Table

                                                                  Annual              Shares
                                                               Compensation         Underlying
                                                  Fiscal    -------------------    Stock Option     All Other
Name and Principal Positions                       Year      Salary      Bonus       Grants(1)    Compensation(2)
----------------------------                      ------    -------------------    ------------   ---------------

Elwood F. Winn (3)                                 2001     $275,000   $118,000       100,000         $58,822
President and Chief Executive Officer              2000     $162,923   $ 76,000         7,500         $19,500
                                                   1999     $ 40,382   $  6,000           -0-             -0-

Michael R. Houser                                  2001     $250,000   $107,000        75,000         $48,523
Vice Chairman of the Board, Executive Vice         2000     $172,000   $ 75,000        20,000         $41,013
President and Chief Marketing Officer              1999     $172,000   $ 83,000        18,000         $38,683

William K. Jacobson                                2001     $135,000   $ 42,000        20,000         $21,136
Senior Vice President - Retail Operations and      2000     $120,000   $ 40,000        14,000         $21,700
Development of Fresh Brands Distributing, Inc.     1999     $120,000   $ 46,000        13,500         $22,312

Armand C. Go                                       2001     $110,000   $ 31,000        10,000         $16,239
Vice President, Chief Financial Officer,           2000     $ 80,697   $ 32,000         9,000         $13,625
Treasurer and Secretary                            1999     $ 78,750   $ 30,000         6,000         $12,444

Thomas J. Timler                                   2001     $110,000   $ 28,000        12,000         $16,199
Vice President and Chief Information Officer       2000     $ 92,000   $ 31,000        12,000         $17,408
of Fresh Brands Distributing, Inc.                 1999     $ 92,000   $ 42,000        10,500         $16,607

---------------------

1)   Granted at 100% fair market value on the date of grant. See footnote 1) to the table set forth under "Stock
     Options--Option Grants in 2001" below for additional information.

2)   For Messrs. Winn, Houser and Jacobson amounts set forth for 2001 under this column represent (a) benefit accruals of $39,322, $29,023 and $686, respectively, under our Executive Benefit Restoration Plan, and (b)
     our contributions of $19,500, $19,500 and $20,500, respectively, under our Retirement Savings Plan for each such executive officer. For Messrs. Go and Timler, the amounts represent our contributions to our
     Retirement Savings Plan. See "Severance and Change in Control Arrangements" below with respect to certain severance arrangements between us and the named executive officers in the event that we experience a
     "change of control."

3)   Mr. Winn joined the company in September 1999.

Stock Options

     The only stock option plans currently in place are our 1995 equity incentive plan and our 2001 nonemployee director stock option plan. The 1995 plan allows us to make grants to our executive officers and other employees and our 2001 plan provides for annual automatic grants of options to our directors who are not our employees. The following table lists the option grants under the 1995 plan that we made during 2001, as well as certain other information relating to those grants.

                                    Option Grants In 2001
                                    Percentage
                                     of Total
                        Shares        Options                                        Grant
                      Underlying    Granted to      Exercise                         Date
                       Options     All Employees   Price (Per                       Present
Name                  Granted(1)    in 2001(2)      Share)(3)    Expiration Date    Value(4)
----                  ----------   -------------   ----------   -----------------   --------
Elwood F. Winn          100,000        35.46%        $11.625    February 12, 2011   $384,000
Michael R. Houser        75,000        26.60%        $11.625    February 12, 2011   $288,000
William K. Jacobson      20,000         7.09%        $11.625    February 12, 2011   $ 76,800
Armand C. Go             10,000         3.55%        $11.625    February 12, 2011   $ 38,400
Thomas J. Timler         12,000         4.26%        $11.625    February 12, 2011   $ 46,080

All Officers(2)         258,000        91.49%
Non-Officer
  Employees              24,000         8.51%
---------------------

1.   The options reflected in the table are nonqualified stock options under the Internal
     Revenue Code. With the exception of the options granted to certain of our directors under our 2001 Nonemployee Director Stock Option Plan, which were granted on June 4,
     2001 and December 29, 2001 and an option to Robert Brodbeck granted on June 18, 2001
     (which was granted in connection with our acquisition of the stock of Dick's
     Supermarkets, Inc., of which Mr. Brodbeck was a shareholder) all options granted during
     2001 were granted on February 12, 2001. The exercise price of each option granted during 2001 was equal to 100% of the fair market value of our common stock on the date of grant, as determined by our Stock Option Committee. These options become exercisable in increments of one-third on each of the first, second and third anniversaries of the grant date; provided, however, that no options may be exercised more than ten years after the date of grant. These options are subject to early vesting in the event of the optionee's death, disability or retirement. Under the stock option agreements evidencing these options, upon a "change of control" of the company (as defined in such stock option agreements), all options then outstanding will become immediately exercisable in full for the remainder of their term and each optionee will have the right, for a period of 30 days, to require us to purchase his outstanding options for cash at an aggregate "acceleration price" for all shares of common stock then subject to such options, provided that at least six months has elapsed since the grant date.

2.   All calculations exclude the options granted under our 2001 nonemployee director stock option plan to our Chairman of the Board (who is an officer of the company), include options granted to officers of our subsidiaries and include the option granted to
     Robert Brodbeck in connection with our acquisition of the stock of Dick's Supermarkets,
     Inc.

3.   The exercise price of options may be paid in cash, by delivering previously issued shares of common stock or any combination thereof.

4.   The option values presented are based on the Black-Scholes pricing model, adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of our common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield, including the following: (a) an assumed United States Treasury bond rate of 5.02%; (b) stock price volatility of 28.85% (based on 36-month stock price history ending January 31, 2001);
     and (c) a current dividend yield of 2.56%.

     Set forth below is certain information about the cash values realized by named executive officers who exercised stock options during 2001 and the number and value of unexercised stock options held by named executive officers as of the end of fiscal 2001.

                                        2001 Year-End Value Table

                                                    Number of Shares          Value of Unexercised
                       Shares                    Underlying Options at       In-the-Money Options at
                      Acquired                    End of Fiscal 2001          End Of Fiscal 2001(2)
                         On         Value      --------------------------   --------------------------
Name                  Exercise   Realized(1)   Exercisable  Unexercisable   Exercisable  Unexercisable
----                  --------   -----------   -----------  -------------   -----------  -------------
Elwood F. Winn              0            0         2,500       105,000        $ 16,875     $756,250
Michael R. Houser      51,600     $315,108        36,667        94,333        $147,002     $648,223
William K. Jacobson    11,400     $ 85,614        52,667        33,833        $332,132     $219,760
Armand C. Go                0            0        13,000        18,000        $ 54,250     $118,200
Thomas J. Timler            0            0        40,700        23,500        $255,286     $150,238

--------------------------
1.   The dollar value reflects the difference between the fair market value of the underlying shares at the time of exercise and the applicable exercise price of the options exercised.

2.   The dollar values reflect the difference between the fair market value of the underlying shares of common stock at the end of fiscal 2001 and the various applicable exercise prices of the named executive officers' outstanding options. The dollar values do not reflect any options that had an exercise price in excess of the fair market value of the underlying shares at the end of fiscal
     2001. The fair market value at the end of fiscal 2001 was $18.85, the closing sale price per share on December 28, 2001, the last trading day of the fiscal year.

Director Compensation

     Our directors who are also employees or who work for entities that perform professional services for the company receive no additional compensation for serving on the Board or its committees. In 2001, our qualifying outside directors, other than the Chairman of the Board, received:

     o    their annual cash retainer of $6,000;

     o $1,000 for each Board meeting attended and $500 for each committee meeting attended that was not held in conjunction with a Board meeting;

     o their one-time 5,000 share stock option grant in June when our shareholders' approved our new 2001 non-employee director stock option plan and their annual 5,000 share stock grant on December 29, 2001; and

     o their annual grant of such number of company shares valued at $6,000 (taking into account a 10% discount for the applicable restrictions on transfer of such shares under the securities laws).

     Effective in 2002, as a result of our Compensation Committee's executive compensation review, the following changes were made to the compensation paid to our qualifying outside directors, other than our Chairman of the Board:

     o    their annual cash retainer was increased from $6,000 to $12,000;

     o additional cash retainers of $4,000 were approved for the chairmen of each of our audit and compensation committees (other than for Mr. Barth, our current Audit Committee Chairman, who is a partner of an entity that performs professional services for the company); and

     o additional cash retainers of $2,000 were approved for the chairmen of our other Board committees.

     In 2001, Walter Winding, our Chairman of the Board, who is a non-employee director, received:

     o    his annual cash retainer of $25,000;

     o $1,000 for each Board meeting attended and $500 for each committee meeting attended that was not held in conjunction with a Board meeting;

     o a one-time 5,000 share stock option grant in June when our shareholders' approved our 2001 non-employee director stock option plan and his annual 5,000 share stock grant on December 29, 2001;

     o his annual grant of such number of company shares valued at $6,000 (taking into account a 10% discount for restrictions on transfer of such shares under the securities laws); and

     o approximately $86,700 for services performed as our Chairman of the Board on behalf of the Board and the company and reimbursement of related expenses (see "Certain Transactions" below for more information).

     Beginning in 2002, as a result of our Compensation Committee's executive compensation review, our Chairman of the Board's annual retainer was increased from $25,000 to $37,000.

Change of Control Arrangements

     As part of our comprehensive executive compensation review, we reviewed the terms of the change of control agreements we had with our executive officers. As a result of this review, in January 2002, we replaced our existing change of control agreements with each of Elwood F. Winn, Michael R. Houser, William K. Jacobson, Armand C. Go and Thomas J. Timler with new change of control agreements and entered into a new change of control agreement with Walter G. Winding. Each of these agreements provides that, following a "change of control" of the company (as defined in the agreements), such officer will be employed in the same position performing equivalent duties at the same location as immediately prior to the change of control for a length of time set forth in the agreement (three years in the case of Messrs. Winding, Winn, Houser and Jacobson and two years in the case of Messrs. Go and Timler). During the employment period, each such officer would be entitled to receive a salary (or, in the case of Mr. Winding, consulting and related fees) equal to his annual compensation rate in effect at the date of the change of control (subject to increase by the Compensation Committee) and inclusion in benefit plans available to employees of comparable status.

     If, at any time during the employment period, the officer's employment is terminated other than for "cause" (as defined in the agreements) or for the officer's disability, or if the officer's duties are changed substantially without his written consent, and the officer terminates his employment as a result, the officer would be entitled to receive:

     o a lump sum payment equal to (a) the sum of (i) the officer's annual base salary at the time of the change of control and (ii) the greater of his most recent annual bonus or the average of his three most recent bonuses at the time of the change of control multiplied by (b) the number of years set forth in the employment agreement (three in the case of Messrs. Winding, Winn, Houser and Jacobson and two in the case of Messrs. Go and Timler);

     o the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under our retirement plans applicable to the officer; and

     o along with his eligible dependents, coverage under medical benefit plans through the end of the employment period or, in the case of Messrs. Winding, Winn and Houser, until the later of the end of the employment period or the officer's sixty-fifth birthday.

The severance agreements with Messrs. Winding, Winn and Houser also provide that if, at any time during the employment period, such executive is terminated due to disability, he will be entitled to receive these payments and benefits. Further, the severance agreements with Messrs. Winding, Winn and Houser provide that if, during the sixty day period beginning one year after a change of control occurs, such executive officer elects to terminate his employment with the company for any reason, he will be entitled to receive these payments and benefits.

     The payments under these severance agreements may be subject to certain adverse tax consequences that (i) impose on executives an excise tax on total severance payments (which includes the value of certain non-cash benefits) received by them and (ii) limits our ability to deduct such payments for tax purposes. The severance agreements with Messrs. Winding, Winn, Houser and Jacobson provide for cash payments to compensate them for the excise tax payments they would incur as a result of receiving payments under their agreements. The agreements with Messrs. Go and Timler limit the cash payments to an amount that ensures that these tax consequences to not apply.

     Additionally, upon a "change of control" of the company:

     o stock options granted to our executive officers will become fully exercisable; and

     o the optionee will have the right to require the company to purchase his outstanding options for cash at an aggregate "acceleration price" for all shares of common stock subject to such options.

Compensation Committee and Stock Option Committee Interlocks and Insider Participation

     Steven R. Barth, a member of our Compensation Committee, is a partner in the law firm of Foley & Lardner, which has provided legal services to the company for over 40 years. As described in "Certain Transactions" below, Walter
G. Winding, our nonemployee Chairman of the Board and a member of our Compensation Committee, provides services to the company in his capacity as Chairman of the Board, for which he is paid an hourly fee of $200. Under our bylaws, the Chairman of the Board is an officer of the company.

                          STOCK PERFORMANCE INFORMATION

     The line graph appearing below compares the total return on our common stock during the last five years with the total return of:

     o    companies in the Wilshire 5000 Index; and

     o companies in a peer group of food retailers and wholesalers which includes: Arden Group, Inc., Marsh Supermarkets, Inc., Nash Finch Co., SUPERVALU Inc., Fleming Companies, Inc. and Spartan Stores, Inc.

                Comparison of Five-Year Total Shareholder Returns
                        (on a dividend reinvested basis)



                                [OBJECT OMITTED]
                                    [CHART]



                      12/28/96   1/3/98   1/2/99   1/1/00   12/30/00   12/29/01
                      --------   ------   ------   ------   --------   --------
Company Index           $100     163.55   177.44   140.09    121.94     239.87
Wilshire 5000 Index     $100     131.46   162.26   200.48    178.69     159.08
Peer Group Index        $100     130.45   161.94   121.75     98.80     165.65

                       Our Independent Public Accountants

     As described in our Audit Committee's Report, our board previously reappointed Arthur Andersen LLP to serve as our independent public accountants for 2002. However, our board may reconsider this appointment if subsequent events involving the future of Arthur Andersen cause the board to believe that it would be in the best interests of the Company and its shareholders to retain a different independent auditing firm. We expect that representatives of Arthur Andersen will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions.

                              CERTAIN TRANSACTIONS

     In connection with the performance of his duties as our Chairman of the Board, Walter G. Winding has provided consulting and other related services to the company. As part of his compensation for serving as our Chairman of the Board, Mr. Winding is entitled to receive an hourly fee of $200 per hour for these services and reimbursement for certain related expenses. In fiscal 2001, we paid Mr. Winding a total of approximately $84,000 for these services and $2,700 as compensation for related expenses.

                                  MISCELLANEOUS

     We expect that the election of directors will be the only matter that will be presented for shareholder consideration at the annual meeting. Other matters may properly come before the annual meeting and the proxies named in the accompanying proxy will vote on them in accordance with their best judgment.

     We will bear the cost of soliciting proxies, including reimbursing brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold common stock. We expect to solicit proxies mainly by mail. Some of our employees may also solicit proxies personally and by telephone. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold common stock.

     If you would like to receive a copy of our 2001 annual report on Form 10-K
- without exhibits - please write to Armand C. Go, our Secretary, at 2215 Union Avenue, Sheboygan, Wisconsin 53081, and we will provide you with a copy free of charge.

     If you wish to include a proposal in our proxy statement for the 2003 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, you should forward your proposal to our Secretary by December 30, 2002. If you submit a proposal after this date, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2003 annual meeting. If the board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the board of directors for the 2003 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

                                       Sincerely,
                                       FRESH BRANDS, INC.

                                       /s/ Armand C. Go
                                       Armand C. Go
                                       Vice President, Chief Financial Officer,
                                       Treasurer and Secretary

Sheboygan, Wisconsin
April 12, 2002

                                                                 --------------
                                                                   APPENDIX A
                                                                   AS ADOPTED
                                                                 --------------

                               FRESH BRANDS, INC.
                  Amended and Restated Audit Committee Charter
                                 March 12, 2002

     In order to assist the Audit Committee (the "Committee") of the Board of Directors of Fresh Brands, Inc. (the "Company") in carrying out its duties and responsibilities, the following is the Amended and Restated Audit Committee Charter (the "Charter"). This Charter, however, is not intended to, and does not, create any legal or fiduciary duties or responsibilities or form the basis for a breach of fiduciary duty or potential liability if not complied with.

     1. The Committee shall consist of no fewer than three directors, all of whom are able to read and understand fundamental financial statements, and at least one of whom shall have past employment experience in finance or accounting, professional certification in accounting or other comparable experience or background, such as a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibility. Generally, no director may serve on the Committee if he or she has:

     * been employed by the Company or its affiliates in the current or past three years;

     * personally accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits or non-discretionary compensation);

     * been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed 5% of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     * an immediate family member who is, or has been during the past three years, employed by the Company or its affiliates as an executive officer; or

     * been employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee;

provided, however, that one member of the Committee, who is not a current employee or officer of the Company, may fall into one or more of the categories above if (a) the Board of Directors of the Company determines it to be in the best interests of the Company and its shareholders, and (b) the Board's reasons for making such determination are disclosed in the Company's next annual meeting proxy statement.

     2. Absent unusual circumstances, the Committee shall attempt to meet at least three times annually. Special meetings shall be held as circumstances require as determined by the Chairman of the Audit Committee or by any two other members of the Committee.

     3.   The Committee's principal functions shall include the following:

          a. To recommend annually a firm of independent certified public accountants to serve as the Company's independent auditing firm for the forthcoming year (it being understood that such accountants shall be accountable to the Company's Board of Directors and the Committee in their capacity as representatives of the shareholders). See Item 8.

          b. To be well-informed about the Company's quarterly and annual financial reports by receiving copies of all such reports, as well as copies of all earnings releases, public investor conference call scripts and financial analyst or financial press presentations.

          c. To review with the Company's chief executive officer, chief financial officer and/or its principal accounting officer and the Company's independent auditing firm the areas of financial risk that could have a material adverse effect on the Company's results of operation or financial condition.

          d. To review with the Company's chief executive officer, chief financial officer and/or its principal accounting officer the Company's annual audit plans.

          e. To review with the Company's chief executive officer, chief financial officer and/or its principal accounting officer the Company's in-house policies and procedures for regular review of officers' conflicts of interest, including public disclosures of insider and affiliated party transactions.

          f. To obtain from the Company's independent auditing firm a formal, written statement of the non-auditing relationships between the auditors and the Company.

          g. To review annually management's and the Company's auditor's evaluations of factors related to the independence of the Company's public accountant.

          h. To review and approve engaging the Company's independent public accountant to perform any non-audit related services related to acquisition or tax matters totaling in excess of $100,000. Any non-audit services to be performed by the Company's independent accountants other than related to acquisition or tax matters must be approved by the Committee.

          i. To periodically review and analyze with the Company's chief executive officer, chief financial officer and/or its principal accounting officer and the Company's independent auditing firm comparable public company financial reporting and accounting policies and practices that differ from those of the Company, including an analysis of the effect of alternative GAAP methods of accounting on the Company's financial statements.

          j. To review annually the adequacy of this Charter. When reviewing the adequacy of this Charter, the Committee should seek the input of the Company's independent auditing firm, the Company's chief executive officer, chief financial officer and/or chief accounting officer.

          k. Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements, accounting policies or financial disclosures.

          l. Recommend to the Board guidelines for the Company's hiring of employees of the independent auditor who were engaged on the Company's account.

          m. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

     4. The Committee shall have unrestricted lines of communication with the chief executive officer, chief financial officer and/or its principal accounting officer of the Company, as well as the Company's independent auditors, at all times.

     5. The Committee shall advise the Company's chief executive officer, chief financial officer and/or chief accounting officer that it expects to be consulted before the Company seeks a second opinion on any significant accounting issue from an auditing firm other than the Company's auditing firm.

     6. The Committee, through its Chairman, shall report its activities to the full Board after each Committee meeting so that the Board is kept informed of its activities on a current basis.

     7. The Committee shall meet with the Company's outside counsel, when appropriate, to discuss legal matters that may have a significant impact on the Company's financial statements.

     8. Factors to be considered in selecting or retaining an independent public accountant to serve as the Company's independent auditing firm shall include, without limitation, the following:

          a. Opinions by appropriate management personnel on the capabilities, resources and performance of the public accounting firm;

          b. The firm's proposed audit fee and explanations for any material fee changes from prior years;

          c. The expected level of participation by the firm's partner designated to the Company's account and other management personnel in the audit examination and the mix of skills and experience of the firm's staff and its staff rotation policy with respect to the Company;

          d. If a new public accounting firm is being considered, the steps planned to ensure a smooth and effective transition;

          e. If a new public accounting firm is being considered, the report of the firm's latest peer review conducted pursuant to a professional quality control program and any significant litigation problems or disciplinary actions by the SEC or others;

          f. If a new public accounting firm is being considered, the proposed firm's credentials, capabilities and reputation and a list of clients in the same geographical area and in the same industry; and

          g.   The auditing firm's independence from the Company.

     9. The following are general post-audit review considerations and guidelines:

          a. The Committee should attempt to obtain from the Company's chief financial officer and/or chief accounting officer explanations for all significant variances in the financial statements between years.

          b. The Committee should attempt to request an explanation from management and the independent public accountant of changes in accounting standards or rules promulgated by the FASB, SEC or other regulatory bodies that have or will have a material effect on the Company's financial statements or accounting policies or practices.

          c. The Committee should attempt to inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had or will have a material impact on the financial statements.

          d. The Committee should attempt to meet privately with the independent public accountant to request its opinion on various matters, including the quality of financial and accounting personnel.

          e. The Committee should attempt to ask the independent public accountant what its greatest concerns were in the course of the audit and if it believes anything else should be discussed with the Committee while not in the presence of management or the Company's chief financial officer and/or principal accounting officer, including any disagreements with management over accounting practices, policies or disclosures.

          f. The Committee should attempt to review the letter of management representations given to the independent public accountant and inquire whether it encountered any difficulties in obtaining the letter or any specific representations therein.

          g. The Committee should attempt to discuss with management and the independent public accountant the substance of any significant issues raised by outside counsel concerning litigation, contingencies, claims or assessments. The Committee should attempt to understand how such matters are reflected in the Company's financial statements.

          h. The Committee should attempt to inquire with the Company's chief executive officer, chief financial officer and chief accounting officer whether there are any significant tax matters that have been or might be reasonably disputed by the IRS or state agencies, and inquire as to the status of the related tax reserves.

          i. The Committee, at least through its Chairman, should attempt to review with management the MD&A section of the Company's annual report and ask the extent to which the independent public accountant reviewed the MD&A section. Similar efforts should be attempted, at least on a post-filing basis, with respect to the Company's quarterly reports. The Committee should ask the independent public accountant whether the other sections of the annual report to shareholders are consistent with the information reflected in the financial statements.

                               FRESH BRANDS, INC.
            2002 ANNUAL MEETING OF SHAREHOLDERS - MAY 22, 2002 PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Walter G. Winding and Elwood F. Winn, and each or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of Common Stock of Fresh Brands, Inc. held of record by the undersigned on March 15, 2002 at the 2002 annual meeting of shareholders scheduled to be held on May 22, 2002 and any adjournment thereof.


     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted:


     o    FOR the three specified director nominees; and


     o On such other business as may properly come before the meeting in accordance with the best judgment of the proxies named herein.


     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Company's 2002 Annual Meeting of Shareholders and the Company's 2001 Annual Report.






               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

                     FRESH BRANDS, INC. 2002 ANNUAL MEETING

1.  ELECTION OF DIRECTORS:

       1 - Martin Crneckiy, Jr.     [ ]  FOR all nominees   [ ]  WITHHOLD
       2 - R. Bruce Grover               listed to the           AUTHORITY to
       3 - Elwood F. Winn                left (except as         vote for all
                                         specified below).       nominees listed
                                                                 to the left.

                                           -------------------------------------
(Instructions: To withhold authority
to vote for any indicated nominee,                  ->
write the number(s) of the nominee(s)
in the box provided to the right.)
                                           -------------------------------------


2. In their discretion, upon such other business as may properly come before the meeting or at any adjournment thereof.

              Date _____________________

Check appropriate box
Indicate changes below:
Address Change? [ ]     Name Change? [ ]               NO. OF SHARES
                                           -------------------------------------


                                           -------------------------------------
                                           Signature(s) in Box
                                           PLEASE SIGN EXACTLY AS YOUR NAME
                                           APPEARS HEREON. When shares are
                                           held by joint tenants, both should
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give your full
                                           title as such. If a corporation,
                                           please sign in full corporate name
                                           by the president or other
                                           authorized officer. If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.